Exhibit 23.2

                          INDEPENDENT AUDITOR'S CONSENT


     We hereby consent to the incorporation by reference in the Registration Statement on Form SB-2 (Registration Statement No. 333-39859) of our report dated January 27, 1996, which appears on page F-1 of the annual report on Form 10-K of Esquire Communications LTD., for the years ended December 31, 1995 and 1994. We hereby consent to the inclusion of our report dated August 7, 1997, with respect to the financial statements of American Network Services, Inc., as of December 31, 1996 and for each of the years in the two-year period ended December 31, 1996, which report appears in the registration statement/prospectus of Esquire Communications Ltd., and the references to our firm under the headings "Experts" in the registration statement/prospectus.


                                             FREED MAXICK SACHS & MURPHY, P.C.



Buffalo, New York
January 14, 1998